UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2010

NATURE’S SUNSHINE PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Utah	0-8707	87-0327982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 East 1700 South
Provo, Utah 84606
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 342-4300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously announced, Robert Mercer has been appointed to the Board of Directors of Nature’s Sunshine Products, Inc. (the “Company”).

Indemnification Agreements

On October 19, 2010, the Company entered into an indemnification agreement with Robert Mercer.

The indemnification agreement provides that the Company will indemnify the indemnitee, to the fullest extent permitted by law, if the indemnitee is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that indemnitee is or was a director or officer of the Company, or any subsidiary of the Company, or by reason of the fact that indemnitee is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.  In addition, the indemnification agreement provides that the Company shall pay all expenses incurred by the indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding.

The form of indemnification agreement entered into with Mr. Mercer is the Company’s standard form of indemnification agreement previously executed by other directors, including Willem Mesdag, Jeffrey D. Watkins, Albert R. Dowden, Kristine F. Hughes, and Michael D. Dean, who is also the Chief Executive Officer of the Company, and other officers, including Stephen M. Bunker, Jamon A. Jarvis, Bryant J. Yates, and John R. DeWyze, as well as with certain former officers and directors of the Company, including Douglas Faggioli, Candace K. Weir, Pauline Hughes Francis, and Greg Halliday.

The foregoing summary of the indemnification agreement is subject to, and qualified in its entirety by, the Company’s standard form of indemnification agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Indemnification Agreement for Officers and Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE’S SUNSHINE PRODUCTS, INC.

Date: October 22, 2010

	By:	/s/ Stephen M. Bunker
Name: Stephen M. Bunker
Title: Vice President, Chief Financial Officer, and Treasurer